EXHIBIT 99.3
Consent to be Named as a Director of TreeHouse Foods, Inc.
          I hereby consent to be named as a person to become a director of TreeHouse Foods, Inc., a Delaware corporation (“TreeHouse”), under the circumstances described in the registration statement on Form 10 filed by TreeHouse with the Securities and Exchange Commission in connection with the distribution by Dean Foods Company of the common stock of TreeHouse owned by Dean Foods Company.

/s/ Gregg L. Engles

Date: March 30, 2005